As filed with the Securities and Exchange Commission on October 10, 2007

Registration No. 333-[________]

SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

STARLIMS TECHNOLOGIES LTD.
(Exact name of registrant as specified in its charter)

State of Israel	None
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

32B HaBarzel St., Tel Aviv, 69710, Israel
(Address of Principal Executive Offices) (Zip Code)

STARLIMS TECHNOLOGIES LTD. 2001 OPTION PLAN

STARLIMS TECHNOLOGIES LTD. 2005 OPTION PLAN

(Full title of the plan)

STARLIMS Corporation
4000 Hollywood Boulevard
Hollywood, Florida 33021-6755
Attn: President
(Name and address of agent for service)

(954) 964-8663
(Telephone number, including area code, of agent for service)

Copies to:
Steven J. Glusband, Esq.	Nira Lahav, Adv.
Carter Ledyard & Milburn LLP	Lahav, Litvak-Abadi & Co.
2 Wall Street	52 Menachem Begin, Sonol Tower, 21st Floor
New York, New York 10005	Tel Aviv 67137, Israel
(212) 732-3200	Tel: +972 3 688 2020

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)		Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price	Amount of registration fee (3)

Ordinary Shares, par value
NIS 1.0 per share	2,250	(4)	$1.62	$3,645	$0.11

Ordinary Shares, par value
NIS 1.0 per share	49,500	(4)	$2.40	$118,800	$3.65

Ordinary Shares, par value
NIS 1.0 per share	142,500	(5)	$6.27	$893,475	$27.43

Ordinary Shares, par value
NIS 1.0 per share	15,000	(5)	$6.70	$100,500	$3.09

Ordinary Shares, par value
NIS 1.0 per share	7,500	(5)	$9.52	$71,400	$2.19

Total	216,750		N/A	$1,187,820	$36.47

(1)	In addition, pursuant to Rule 416 under the Securities Act of 1933, as amended, this Registration Statement also covers an indeterminate number of shares of the Registrant’s ordinary shares, par value NIS 1.0 per share (the “Ordinary Shares”) that may be offered or issued pursuant to the STARLIMS Technologies Ltd. 2001 Option Plan and 2005 Option Plan by reason of stock splits, stock dividends or similar transactions.

(2)	Pursuant to Rule 457(c) and (h) under the Securities Act of 1933, as amended, in the case of Ordinary Shares purchasable upon exercise of outstanding options, the proposed maximum offering price is the exercise price provided for in the respective option grant.

(3)	Calculated pursuant to Section 6(b) of the Securities Act of 1933, as amended, as follows: proposed maximum aggregate offering price multiplied by .0000307.

(4)	Issuable under options previously granted under the Registrant’s 2001 Option Plan.

(5)	Issuable under options previously granted under the Registrant’s 2005 Option Plan.

This Registration Statement shall become effective immediately upon filing as provided in Rule 462 under the Securities Act of 1933.

EXPLANATORY NOTE

        The purpose of this Registration Statement on Form S-8 is to register an aggregate 216,750 Ordinary Shares, which are issuable as follows: (i) 51,750 Ordinary Shares are issuable under the Registrant’s 2001 Option Plan (all of which are subject to options previously granted under the 2001 Option Plan); and (ii) 165,000 Ordinary Shares are issuable under the Registrant’s 2005 Option Plan (all of which are subject to options previously granted under the 2005 Option Plan).

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

        The Registrant hereby incorporates by reference into this Registration Statement the following documents filed with the Securities and Exchange Commission (the “Commission”) pursuant to the Securities and Exchange Act, as amended (the “Exchange Act”) (Commission File No. 001-33487):

(a)	The Registrant’s Reports of Foreign Private Issuer on Form 6-K submitted to the Commission on June 12, 2007; June 21, 2007; June 27, 2007; July 12, 2007; July 24, 2007; July 26, 2007; July 31, 2007; August 15, 2007; August 23, 2007; and August 28, 2007.

(b)	The description of the Registrant’s securities contained in the Registrant’s Amendment No. 1 on Form F-1 (Registration No. 333-142605 ), filed with the Commission on May 22, 2007.

        In addition, all documents subsequently filed by the Registrant with the Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, and all Reports on Form 6-K submitted to the Commission subsequent to the date hereof, to the extent that such Reports indicate that information therein is incorporated by reference into the Registrant’s Registration Statements on Form S-8, prior to the filing of a post-effective amendment which indicates that all securities offered have been sold or which deregisters all securities remaining unsold, shall be deemed to be incorporated by reference into this Registration Statement and to be a part of this Registration Statement from the date of filing of such documents.

Item 4. Description of Securities.

        Not applicable.

Item 5. Interests of Named Experts and Counsel.

        Not applicable.

Item 6. Indemnification of Directors and Officers.

Insurance for Office Holders

        The Israeli Companies Law provides that a company may, if permitted by its articles of association, enter into a contract for the insurance of the liability of any of its office holders arising from their acts or omissions in such capacity which constitute any of the following:

—	a breach of the office holder's duty of care to the company or to another person;

—	a breach of the office holder’s duty of loyalty to the company, provided that the office holder acted in good faith and had reasonable grounds to assume that his act would not prejudice the company’s interests; and

—	a monetary liability imposed upon the office holder in favor of another person.

        Our articles of association permit us to purchase insurance covering the liability of our office holders in accordance with the Israeli Companies Law as currently in effect. We currently maintain a directors’ and officers’ liability insurance policy that provides coverage of not more than $20 million per claim and in the aggregate per year. We also maintain a public offering of securities insurance policy that provides coverage of not more than $25 million per claim and in the aggregate for the term of the policy, which is three years following our initial public offering in the United States and expires in May 2010.

Exemption of Office Holders

        The Israeli Companies Law provides that a company cannot exempt an office holder from liability with respect to a breach of his or her duty of loyalty to the company. If permitted by its articles of association, a company may, in advance, grant an exemption to an office holder from his or her liability to the company with respect to a breach of the officer holder’s duty of care. However, a company may not grant an exemption in advance to a director from his or her liability to the company with respect to a breach of his or her duty of care in the event of a distribution.

        Our articles of association permit us to exempt our office holders in accordance with the Israeli Companies Law as currently in effect. We have provided each of our directors and officers a letter of exemption from liability.

Indemnification of Office Holders

        The Israeli Companies Law provides that a company may, if permitted by its articles of association, indemnify an office holder for liabilities or expenses imposed on him or her, or incurred by him or her concerning acts or omissions performed by the office holder in such capacity for:

—	a monetary liability imposed on the office holder in favor of another person by any judgment, including a settlement or an arbitrator's award approved by a court;

—	reasonable litigation expenses, including attorney’s fees, incurred by the office holder as a result of an investigation or proceeding instituted against him or her by a competent authority, provided that such investigation or proceeding concluded without any indictment filed against the office holder and without any monetary liability imposed on the office holder in lieu of criminal proceedings, or concluded without an indictment against the office holder but with the imposition of a monetary liability on the office holder in lieu of criminal proceedings with respect to a criminal offense that does not require proof of criminal intent; and

—	reasonable litigation expenses, including attorneys’ fees, incurred by the office holder or which were imposed on him or her by a court, in an action instituted by the company or on the company’s behalf, or by another person, against the office holder, or in a criminal charge from which the office holder was acquitted, or in a criminal proceeding in which the office holder was convicted of a criminal offense which does not require proof of criminal intent.

        The indemnification provisions in a company’s articles of association may include:

—	a provision allowing the company to undertake in advance to indemnify an office holder, except that with respect to a monetary liability imposed on the office holder by any judgment, settlement or court-approved arbitration award, the undertaking must be limited to types of events which the company’s board of directors deems foreseeable considering the company’s actual operations at the time of the undertaking, and to an amount or standard that the board of directors has determined as reasonable under the circumstances; and

—	a provision allowing the company to retroactively indemnify an office holder.

        Our articles of association permit us to indemnify our office holders in accordance with the Israeli Companies Law as currently in effect. Our articles of association provide that an indemnification undertaking may be given in advance or retroactively, provided that an undertaking given in advance will be restricted to types of events that our board of directors deems foreseeable considering our company’s operations at the time of the undertaking, and in an amount or standard that our board of directors deems reasonable under the circumstances. We have provided each of our directors and officers a letter of indemnification for liabilities or expenses incurred as a result of their acts in their capacity as directors and officers of our company, in an aggregate amount not to exceed $3.5 million, to the extent that their liability is not covered under our directors’ and officers’ liability insurance policy.

Limitations on Insurance, Exemption and Indemnification

        The Israeli Companies Law provides that neither a provision of the articles of association permitting the company to enter into a contract to insure the liability of an office holder, nor a provision in the articles of association or a resolution of the board of directors permitting the indemnification of an office holder, nor a provision in the articles of association exempting an office holder from duty to the company shall be valid, where such insurance, indemnification or exemption relates to any of the following:

—	a breach by the office holder of his duty of loyalty, except with respect to insurance coverage or indemnification if the office holder acted in good faith and had reasonable grounds to assume that the act would not prejudice the company;

—	a breach by the office holder of his duty of care if such breach was committed intentionally or recklessly, unless the breach was committed only negligently;

—	any act or omission committed with intent to derive an unlawful personal gain; and

—	any fine or forfeiture imposed on the office holder.

        In addition, pursuant to the Israeli Companies Law, exemption of, procurement of insurance coverage for, an undertaking to indemnify or indemnification of an office holder must be approved by the audit committee and the board of directors and, if such office holder is a director or a controlling shareholder or a relative of the controlling shareholder, also by the shareholders general meeting. A special majority at the general meeting is required if a controlling shareholder is interested in such transaction as an office holder or as a relative of an office holder.

Item 7. Exemption from Registration Claimed.

        Not applicable.

Item 8. Exhibits.

4.1	English Translation of Memorandum of Association of the Registrant (1)

4.2	English Translation of Articles of Association of the Registrant (2)

4.3	STARLIMS Technologies Ltd. 2001 Option Plan (3)

4.4	STARLIMS Technologies Ltd. 2005 Option Plan (4)

5	Opinion of Lahav, Litvak-Abadi & Co. regarding legality of the securities being registered

23.1	Consent of Lahav, Litvak-Abadi & Co. (contained in Exhibit 5)

23.2	Consent of Brightman Almagor & Co., a member firm of Deloitte Touche Tohmatsu

24	Power of Attorney (included as part of this Registration Statement)

(1)	Filed as Exhibit 3.1 to the Registrant’s Registration Statement on Amendment No. 1 to Form F-1, registration number 333-142605, filed with the Commission on May 22, 2007, and incorporated herein by reference.

(2)	Filed as Exhibit 3.2 to the Registrant’s Registration Statement on Amendment No. 1 to Form F-1, registration number 333-142605, filed with the Commission on May 22, 2007, and incorporated herein by reference.

(3)	Filed as Exhibit 10.4 to the Registrant’s Registration Statement on Form F-1, registration number 333-142605, filed with the Commission on May 4, 2007, and incorporated herein by reference.

(4)	Filed as Exhibit 10.5 to the Registrant’s Registration Statement on Form F-1, registration number 333-142605, filed with the Commission on May 4, 2007, and incorporated herein by reference.

Item 9. Undertakings.

    (a)        The undersigned Registrant hereby undertakes:

(1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933, as amended (the “Securities Act”);

(ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment hereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement;

(iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) above do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3) To remove from registration, by means of a post-effective amendment, any of the securities being registered which remain unsold at the termination of the offering.

    (b)        The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or 15(d) of the Exchange Act that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (c)        Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

        Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Tel Aviv, Israel on October 10, 2007.

STARLIMS Technologies Ltd. By: /s/ Itschak Friedman —————————————— Itschak Friedman Chairman of the Board of Directors and Chief Executive Officer

POWER OF ATTORNEY

        KNOW ALL MEN BY THESE PRESENTS, that each person whose signature appears below constitutes and appoints Itschak Friedman and Chaim Friedman and each of them severally, his true and lawful attorney-in-fact, and agent each with power to act with or without the other, and with full power of substitution and resubstitution, to execute in the name of such person, in his capacity as a director or officer of STARLIMS Technologies Ltd., any and all amendments to this Registration Statement on Form S-8 and all instruments necessary or incidental in connection therewith, and to file the same with the Securities and Exchange Commission, hereby ratifying and confirming all that each of said attorneys-in-fact, or their substitutes, may do or cause to be done by virtue hereof.

        Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed on October 10, 2007, by the following persons in the capacities indicated.

Name	Title

/s/ Itschak Friedman	Chairman of the Board of Directors and Chief
Itschak Friedman	Executive Officer

/s/ Chaim Friedman	Director and Chief Financial Officer and Principal
Chaim Friedman	Accounting Officer

/s/ Martin Bandel	Director
Martin Bandel

/s/ Eyal Guterman	Director
Eyal Guterman

/s/ Dov Kleiman	Director
Dov Kleiman

/s/ Eliane Markowitz	Director
Eliane Markowitz

/s/ Dinu Toiba	Director
Dinu Toiba

STARLIMS Corporation	Authorized Representative in the United States

By: /s/ Itschak Friedman
Name: Itschak Friedman
Title: President